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                                                                     EXHIBIT 5.1

                          Opinion of Jeffrey W. Wagner


                                  July 22, 2002




Sunoco Partners LLC
Ten Penn Center - 3rd Floor
1801 Market Street
Philadelphia, PA  19103-1699

       Re:  Sunoco Partners LLC. Long-Term Incentive Plan

Ladies and Gentlemen:

       I am General Counsel and Secretary of Sunoco Partners LLC, a Pennsylvania limited liability company that is the general partner of Sunoco Logistics Partners L.P., a Delaware limited partnership (the "Partnership"). This opinion is being delivered in connection with the preparation of the Partnership's registration statement on Form S-8 (the "Registration Statement"), filed by the Partnership under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the offering and sale by the Partnership of up to one million two hundred fifty thousand (1,250,000) common units representing limited partnership interests in the Partnership (the "Common Units"), and related interests to be issued under the Sunoco Partners LLC Long-Term Incentive Plan, attached to the Registration Statement as Exhibit 4.1 (the "Plan"). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement. This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

       In connection with this opinion, I or members of my staff have examined originals or copies, certified or otherwise identified to my satisfaction, of:
(a) the relevant minutes of the proceedings of Sunoco Partners LLC and resolutions adopted by its Board of Directors in connection with matters related to the authorization of the Plan and the issuance of the Common Units and other interests thereunder; (b) the Registration Statement; and (c) the Plan.

       I or members of my staff also have made such examination of law and examined originals, or copies certified or otherwise authenticated to my satisfaction, of all such other company records, instruments, certificates of public officials and/or bodies, certificates of officers and representatives of Sunoco Partners LLC, and such other documents, and discussed with officers and representatives of Sunoco Partners LLC such questions of fact as I have deemed necessary or appropriate as to form a basis for rendering the opinion hereinafter expressed.

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       In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed by parties other than Sunoco Partners LLC, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. As to any facts material to the opinion expressed herein which were not independently established or verified, I have relied upon oral or written statements and representations of officers, trustees and other representatives of Sunoco Partners LLC, and others.

       Based on and subject to the foregoing and to the other qualifications and limitations set forth herein, I am of the opinion that:

   1. The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act.

   2. The Common Units will, when issued and paid for in accordance with the terms of the Plan, be duly authorized, validly issued, fully paid and nonassessable, except as such nonassessability may be affected by the matters described in the prospectus included in the Partnership's registration statement on Form S-1 filed under the Securities Act on October 22, 2001 (File No. 333-71968) under the Caption "Description of the Partnership Agreement - Limited Liability".

       The foregoing opinion is based on and is limited to the Revised Uniform Limited Partnership Act of the State of Delaware and the relevant federal laws of the United States of America, and I render no opinion with respect to the laws of any other jurisdiction.

       I hereby consent to: (a) being named as counsel for Sunoco Partners LLC in the Registration Statement and in any amendment thereto; (b) the use of this opinion in connection with the registration of the Common Units and other interests to be distributed under the Plan, and the making in the Registration Statement (and in any amendments thereto) of statements now appearing therein under the caption "Interests of Named Experts and Counsel" or other similar heading, only insofar as such statements are applicable to me; and (c) the filing of this opinion with the Securities and Exchange Commission as Exhibit
5.1 to the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

       This opinion is furnished solely for the benefit of, and reliance shall be limited to, the addressee hereof, and may not be relied upon in any manner by any other person or entity without my express written consent. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. I make no undertaking to supplement this opinion letter if facts or circumstances come to my attention or if any change in law occurs after the date hereof which could affect this opinion letter.

                                   Sincerely,

                                   /s/ Jeffrey W. Wagner
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                                       Jeffrey W. Wagner

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